EXHIBIT 24.2

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We consent to the use of our report dated August 14, 1996 on the financial statements of Montgomery Savings, A Federal Association (the "Association"), the use of our opinion regarding the State of Indiana income tax consequences of the proposed conversion and to reference made to us under the captions "Consolidated Statement of Income", "Tax Aspects", "Legal and Tax Matters", and "Experts" in the Application of Conversion filed by the Association with the Office of Thrift Supervision and in the Registration Statement on Form S-1 filed by Montgomery Financial Corporation with United States Securities and Exchange Commission.


/s/ Geo. S. Olive & Co. LLC
Indianapolis, Indiana
May 12, 1997